Selecting Clinical Lead of TCR Targeting Alpha-Fetoprotein-Positive Liver Cancer on Balance of Risk and Benefit

Xiaobing Luo[1], Huijuan Cui[1], Lun Cai[2], Wei Zhu[1], Wei-Chih Yang[1], Michael Patrick[1], Jiaqi Huang[1], Shigui Zhu[1], Xin Yao[1], Yukai He[2,3], Yihong Yao[1], Yun Ji[1]

1. Cellular Biomedicine Group, Gaithersburg, MD, USA. 2. Georgia Cancer Center, 3.Department of Medicine, Medical College of Georgia, Augusta University, Augusta, GA, USA

BACKGROUND

Hepatocellular carcinoma (HCC) is the most common type of primary liver cancer with a poor prognosis and limited therapeutic options. Alpha-fetoprotein (AFP), an established clinical biomarker of HCC, has been employed as an attractive target for T cell-based immunotherapy against this disease given its high expression in the tumor and restricted expression in normal tissues. We have identified a number of T cell receptors (TCRs) recognizing the HLA-A*02:01 restricted $AFP_{158-166}$ peptide FMNKFIYEI, providing a TCR candidate pool for identifying TCRs with optimal clinical benefit. To select the ideal AFP TCR for clinical use, we evaluated the efficacy and safety profile of 7 TCRs on balance of their potency and specificity by testing their reactivity to normal and transformed cells covering a variety of primary cell types and HLA serotypes, and potential protein candidate in human genome by an extensive alanine scan (X-scan).

Figure 1. AFP TCR1, 2, and 3 demonstrate comparable potent reactivity towards the target cells in vitro



(A) FACS analysis of the surface expression of TCR β chain and AFP tetramer staining of T cells 8 days after transducing of indicated AFP TCRs. The TCRs were identified from human $AFP_{158-166}$ peptide immunized AAD mice as reported (Zhu et al., 2018). (B) Cytokine production and degranulation of AFP TCR T cells upon encountering HepG2 target cells as revealed by intracellular staining. (C) IFN-γ concentration in the co-culture supernatant of AFP TCR T cells with HepG2 target cells or control Huh7 cells measured by ELISA. (D) Cytolytic capacity of AFP TCR T cells towards HepG2 target cells over a 4-day co-culture. (E:T): effect to target ratio. (E) Time to eradicate 50% of target cells (KT50) of different AFP TCR T cells. Colors in D and E are represented as in C.

Figure 2. AFP TCR 2 displays optimal specificity as compared to TCR 1 and 3



IFN-γ concentration in the co-culture supernatant of AFP TCR T cells with induced pluripotent stem cell-derived iCell® neurons (A) or with a panel of EBV transformed B cell lines expressing various HLA alleles, as measured by ELISA (B). * = $P < 0.05$.



Figure 3. AFP TCR 2 shows no reactivity towards a variety of primary cells



C

Cell type	HLA-A*02:01	IFN-γ release
Hepatocyte	+	No
Neuron	+	No
Astrocyte	+	No
Cardiomyocyte	+	No
Lung	+	No
Kidney	+	No
Endothelial	+	No

(A) IFN-γ concentration in the co-culture supernatant of untransduced T cells or T cells expressing AFP TCR 2 with primary HLA-A*02:01⁺ hepatocytes measured by ELISA.(B) 4-1BB upregulation by T cells after co-culture as described in A. Gated on total CD3⁺ UT or TCR 2 transduced T cells. (C) Summary of reactivity from co-culture experiment of AFP TCR 2 transduced T cells with primary cells or iCells (neurons, astrocytes, cardiomyocytes, and endothelial cells)..

Figure 4. AFP TCR 2 shows no alloreactivity



C

Type	# HLA serotypes tested (total # HLA in Chinese)	Percentage covered (Chinese)
HLA-A	13 (19)	97.98%
HLA-B	27 (34)	98.26%
HLA-C	12 (14)	99.89%

(A) IFN-γ concentration in the co-culture supernatant of AFP TCR 2 transduced T cells with a panel of 14 EBV transformed B cell lines expressing various HLA alleles measured by ELISA. None of the 38 transformed B cell lines tested induced alloreactivity. (B) Frequencies of class I HLA serotypes in Chinese Han population. Serotypes covered by the 38 B cell lines are shown in blue while those not covered in orange. (C) Summary of the number of class I HLA serotypes covered in this study and the corresponding cumulative percentage in Chinese Han population.

Figure 5. AFP TCR 2 is unlikely to cross-react with other proteins in the human genome



(A) X-scan results displaying the replaceability of each amino acid of $AFP_{158-166}$ epitope. The analysis identified the recognition motif of AFP TCR 2 and indicated ENPP1 as a potential cross-reactive target (Cai et al, 2020). (B) ENPP1 and AFP expression in the indicated cell lines tested by Western blot. (C) IFN-γ concentrations in the co-culture supernatant of AFP TCR 2 transduced T cells with the indicated cell lines.

Conclusions

We have selected an AFP-targeting TCR with a balance of optimal anti-tumor function and safety profile. An early phase clinical trial using T cells transduced with this lead TCR to treat HCC patients (NCT03971747) has been initiated.

References: Zhu et al. *Hepatology* 2018;68(2), 574-589; Cai et al, *Front Immunol* 2020;11:607.

Presenter contact information: Xiaobing Luo, Xiaobing.Luo@cellbiomedgroup.com